SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2012

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Mail Stop CF3-203, 300 RadioShack Circle, Fort Worth, Texas		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2012, RadioShack Corporation (the “Company”) entered into (i) a new term loan credit agreement (the “Term Loan Agreement”) among the Company, certain subsidiaries of the Company as guarantors (together with the Company, the “Loan Parties”), the lenders party thereto, and Wells Fargo, National Association, as administrative agent and collateral agent and (ii) a first amendment (the “Amendment”) to the Company’s Amended and Restated Credit Agreement, dated as of August 8, 2012 (the “ABL Credit Agreement”), among the Company, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.

The Term Loan Agreement provides for a $100 million, five-year term loan facility, the proceeds of which were used to pay fees and expenses in connection with the Term Loan Agreement and will be used for working capital and general corporate purposes. The new term loan matures on September 27, 2017 and once repaid, the loans under the Term Loan Agreement cannot be reborrowed.

Obligations under the Term Loan Agreement are secured (x) on a second priority basis by substantially all of the Loan Parties’ inventory, accounts receivable, cash and cash equivalents, and certain other personal property that secures on a first priority basis the Loan Parties’ obligations under the ABL Credit Agreement, and (y) on a first priority basis by substantially all of the Loan Parties’ other assets (other than certain real property which will be pledged on a first priority basis to secure the Loan Parties’ obligations under the ABL Credit Agreement). Loans under the Term Loan Agreement bear interest at a rate of 10.0% plus adjusted LIBOR (with a floor of 1.00%) for the applicable interest period (which may be one, two or three months).

Voluntary and mandatory prepayments of term loans under the Term Loan Agreement in amounts in excess of $10 million per year are subject to prepayment premiums of 5% in year one, 4% in year two, 3% in year three, and 2% in year four. Beginning with the fiscal quarter ending December 31, 2014, the term loans are subject to quarterly amortization payments of $1,667,500. The Term Loan Agreement contains customary affirmative and negative covenants (including a financial covenant that requires the Company to maintain a fixed charge coverage ratio of at least 1.0 to 1.0 during any period in which availability is less than 12.5% of the maximum revolving borrowing amount under the ABL Credit Agreement or $45 million) and events of default that are substantially similar to those contained in the ABL Credit Agreement.

The Amendment effected certain changes to the ABL Credit Agreement to provide for intercreditor-related provisions in connection with the Company’s entry into the Term Loan Agreement, an availability block of $45 million under the revolving borrowing base, and certain obligations with respect to bank product and related reserves.

The descriptions of the Term Loan Agreement and the Amendment set forth herein are summary in nature and are qualified in their entirety by reference to the full text of the Term Loan Agreement and the Amendment, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 27, 2012, the Company entered into the Term Loan Agreement as described in Item 1.01 above, which is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Term Loan Agreement, dated as of September 27, 2012, among RadioShack Corporation, the guarantors party thereto, the lenders party thereto and Wells Fargo, National Association, as administrative agent and collateral agent.

10.2	First Amendment, dated as of September 27, 2012, to the Amended and Restated Credit Agreement, dated as of August 8, 2012, among RadioShack Corporation, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 27th day of September, 2012.

RADIOSHACK CORPORATION

/s/ Dorvin D. Lively
Dorvin D. Lively
Executive Vice President—Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Term Loan Agreement, dated as of September 27, 2012, among RadioShack Corporation, the guarantors party thereto, the lenders party thereto and Wells Fargo, National Association, as administrative agent and collateral agent.

10.2	First Amendment, dated as of September 27, 2012, to the Amended and Restated Credit Agreement, dated as of August 8, 2012, among RadioShack Corporation, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.

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